Filed Pursuant to Rule 424(b)(3)
File No. 333-160787

SUPPLEMENT NO. 10 TO PROSPECTUS DATED AUGUST 19, 2009

THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 3, 2010

On September 1, 2010, HUGHES Telematics, Inc. filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 1, 2010 (August 30, 2010)
Date of report (Date of earliest event reported)

HUGHES Telematics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33860	26-0443717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 1800 Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (404) 573-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On August 30, 2010, HUGHES Telematics, Inc. (the “Company”) executed an agreement with a large insurance company (the “Partner”) to provide its in-Drive telematics services to certain customers of the Partner (the “Program Customers”).  Pursuant to the agreement, the Company will configure its telematics platform to support the program and provide its aftermarket hardware device to the Program Customers to enable the delivery of telematics services to the Partner and the Program Customers.  In addition, the Company will be responsible for, among other things, certain website development to allow the Program Customers to access program information and maintenance and support of the hardware devices, including warranty.

Pursuant to the agreement and subject to the Company’s fulfillment of its obligations thereunder, the Company will receive minimum aggregate payments from the Partner of approximately $24.4 million over the next two years for, among other things, the configuration of the Company’s telematics platform to support the program, development of the program website, the final testing and deployment of the hardware device, other program launch activities and the procurement by the Company of an agreed upon minimum number of hardware devices which the Company will provide to the Program Customers.  The Company will receive approximately $5.5 million of such amounts by the end of 2010 and expects to receive an additional $15.0 million in 2011 and the remaining balance in 2012.  In addition, the Company expects to receive recurring payments from the Program Customers subject to and in connection with their subscription to the offered telematics services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUGHES TELEMATICS, INC.

Dated: September 1, 2010

	By:	/s/ Craig Kaufmann
	Name:	Craig Kaufmann
	Title:	Senior Vice President Finance and Treasurer